EXHIBIT 99.1

CB Financial Services, Inc. Announces Fourth Quarter and 2019 Annual Financial Results

Record Annual Net Income Drives 88% Increase in EPS

WASHINGTON, Pa., Jan. 31, 2020 (GLOBE NEWSWIRE) -- CB Financial Services, Inc. (“CB” or the “Company”) (NASDAQGM: CBFV), the holding company of Community Bank (the “Bank”) and Exchange Underwriters, Inc., (“EU”) a wholly-owned insurance subsidiary of the Bank, today announced its fourth quarter and 2019 annual financial results.

Quarterly Highlights

  Net income for the three months ended December 31, 2019 was $4.7 million, compared to $2.4 million for the three months ended December 31, 2018, an increase of $2.2 million, or 92.5%. Diluted earnings per share for the three months ended December 31, 2019 was $0.85 compared to $0.45 for the three months ended December 31, 2018, an increase of $0.40 per share or 90.0%. Return on average assets (annualized) reached 1.39% and 1.13%, respectively, in the last two quarters of 2019 in comparison to 0.75% for the three months ended December 31, 2018. Return on average equity (annualized) was 12.40% for the three months ended December 31, 2019 compared to 7.15% for the three months ended December 31, 2018.

  Quarterly results for the three months ended December 31, 2019 were significantly impacted from the recognition of a one-time income tax benefit of $1.3 million related to the reversal of a valuation allowance (“VA”) for an alternative minimum tax (“AMT”) credit carryforward. This VA was established in 2018 associated with the uncertainty of the utilization of the Company’s deferred tax assets (“DTA”) from the AMT credit carryforward of a merged entity in connection with enactment of the Tax Cuts and Jobs Act. The Company has performed a continuing evaluation of its DTA VA on a quarterly basis and has concluded that, as of December 31, 2019, it is more likely than not that the Company will generate sufficient taxable income within the applicable carryforward periods to realize its net operating losses (“NOL”) and AMT credit carryforward DTA. This conclusion, and the resulting full reversal of the DTA VA, is based upon consideration of a number of factors, including the Company's current profitability, its forecast of future profitability, and evaluation of existing tax regulations related to NOLs and utilization of AMT credit carryforward.

  Excluding the impact of this one-time income tax item, net income and diluted earnings per share would have been $3.4 million and $0.62, respectively, for the quarter ended December 31, 2019. In addition, return on average assets (annualized) and return on average equity (annualized) would have been 1.00% and 8.93%, respectively, for the quarter ended December 31, 2019.

  Loan growth accelerated in the fourth quarter with total loans increasing $20.3 million for an annualized growth rate of 8.7%. Improved credit quality resulted in the nonperforming loans to total loans ratio decreasing 27 basis points to 0.57% compared to 0.84% at September 30, 2019. The full payoff of a $2.9 million nonperforming commercial real estate loan contributed to the improved quarter-over-quarter metric.

  Net interest margin decreased 11 basis points to 3.57% for the quarter ended December 31, 2019 compared to 3.68% for the quarter ended December 31, 2018. Interest expense on deposits increased $300,000 due to an increase in average interest-bearing deposits of $40.0 million combined with a 11 basis point increase in average cost, driven primarily by the impact of special rates offered on time deposits with balances greater than $100,000, which increased average cost by 41 basis points. Interest income on loans for the quarter ended December 31, 2019 increased $416,000 due to a $31.9 million increase in average loans combined with the ability to maintain a consistent loan yield in a competitive environment.

  Noninterest income increased $482,000, or 23.6%, to $2.5 million for the three months ended December 31, 2019, compared to $2.0 million for the three months ended December 31, 2018. This was mainly attributed to organic growth in insurance commissions combined with a $96,000 increase in contingency fee income. Contingency fees also contributed to the $320,000 increase in insurance commissions for the three months ended December 31, 2019 compared to the three months ended September 30, 2019. Contingency fees are commissions that are contingent upon several factors including, but not limited to, eligible written premiums, earned premiums, incurred losses, policy cancellations and stop loss charges.

  From a noninterest expense perspective, salaries and employee benefits increased $247,000 to $5.0 million for the three months ended December 31, 2019 compared to $4.8 million for the three months ended December 31, 2018. There was also an increase of $412,000 compared to the three months ended September 30, 2019. The increase compared to both prior periods was primarily due to run-off claims from the self-funded health care plan and an increase in incentive-related compensation related to loan production. The Federal Deposit Insurance Corporation (“FDIC”) assessment expense decreased $180,000 compared to the three months ended December 31, 2018. The FDIC notified banks that its deposit insurance fund (“DIF”) reached the required minimum reserve ratio of 1.38% that permitted the FDIC to offset current bank assessments with prior credits from 2016 through 2018 earned by banks with less than $10 billion in assets. A total of $308,000 of credits were recognized in the third and fourth quarters of 2019. All DIF credits available to the Bank have been utilized.

Annual Highlights

  Net income for the year ended December 31, 2019 was $14.3 million compared to $7.1 million for the year ended December 31, 2018, an increase of $7.3 million, or 103.2%. Diluted earnings per share (“EPS”) for the year ended December 31, 2019 was $2.63 compared to $1.40 for the year ended December 31, 2018, an increase of $1.23 per share, or 87.8%. Return on average assets was 1.09% and return on average equity was 9.89% for the year ended December 31, 2019 compared to 0.61% and 5.91%, respectively, for the year ended December 31, 2018.

  As noted in the Quarterly Highlights section, the annual results were impacted by the one-time income tax benefit of $1.3 million. Due to this one-time item, the effective tax rate decreased to 10.8% in the current period compared to 17.9% for the year ended December 31, 2018. Excluding the impact of the one-time income tax item, net income and diluted earnings per share would have been $13.0 million and $2.38, respectively, for the year ended December 31, 2019. In addition, return on average assets and return on average equity would have been 0.99% and 8.98% respectively, for the year ended December 31, 2019.

  The year-to-date results were also impacted by the First West Virginia Bancorp and its subsidiary, Progressive Bank, National Association merger (“FWVB merger”) on April 30, 2018. The FWVB merger provided approximately $281.6 million in low-cost deposits, $95.5 million in loans and eight branch locations in the Upper Ohio Valley and Buckhannon, West Virginia regions. In response, the Bank added branch and back office personnel to accommodate the increased customer traffic and transaction volumes.

  From a capital management perspective, the Company announced its first stock repurchase program, to repurchase up to $5.0 million of the Company’s outstanding common stock, in the fourth quarter of 2019 and annualized dividends increased $0.07 per share, or 7.9%. As of December 31, 2019, the Company had repurchased 2,150 shares of common stock at an average price of $29.28 per share.

  Total loans increased $39.6 million, or 4.3%, in 2019 driven by commercial and residential real estate production. Credit quality remains strong with the nonperforming loans to total loans ratio decreasing 12 basis points year-over-year to 0.57% as of December 31, 2019. An $851,000 payoff of a residential troubled debt restructuring contributed to the improved annual metric.

  As a result of strong credit quality and a large decline in net charge-offs, the provision for loan losses was $725,000 for the year ended December 31, 2019, compared to $2.5 million for the year ended December 31, 2018. Net charge-offs for the year ended December 31, 2019 were $416,000, which included $398,000 of net charge-offs on automobile loans, compared to net charge-offs of $1.8 million for the year ended December 31, 2018, which were primarily due to charge-offs of $1.2 million for three commercial and industrial relationships in the first quarter of 2018. Net charge-offs to average loans decreased from 0.21% to 0.05% year-over-year with the allowance for loan losses to total loans ratio declining slightly to 1.04% at December 31, 2019 compared to 1.05% at December 31, 2018.

  Total deposits increased $31.7 million, or 2.9%, to $1.12 billion at December 31, 2019, compared to $1.09 billion at December 31, 2018. Average noninterest-bearing demand deposits increased $34.4 million, or 14.8%, year-over-year and represent 24% of the total deposit portfolio. The Bank has been selective on offering promotional interest rates and continues to evaluate its rate structure in light of rate decreases by the Federal Reserve.

  Net interest margin increased 5 basis points year over year to 3.64% for the year ended December 31, 2019. Interest income on loans increased $5.2 million due to an increase in average loans outstanding of $69.7 million combined with a 23 basis points increase in average loan yield. In addition, interest income on securities increased $1.4 million year over year. A portion of the investment portfolio was restructured in the current year to mitigate deteriorating investment-credit risk and to reinvest in higher yielding, longer-term investments as well as to mitigate call risk in a declining interest rate environment. The Bank realized additional income from accelerated accretion of discounts on security calls. This was partially offset by a $2.3 million increase in interest expense on deposits due to an increase in average interest-bearing deposits of $118.7 million. The average cost of interest-bearing deposits increased 18 basis points in the current period driven by higher cost municipal and time deposits. Although recent interest rate cuts have occurred, higher cost certificates of deposit will continue to impact interest expense until maturity.

  Noninterest income increased $1.1 million, or 13.1%, to $9.4 million for the year ended December 31, 2019 compared to $8.3 million for the year ended December 31, 2018. Insurance commissions increased $761,000 due to the full year impact from the EU acquisition of the customer list of Beynon Insurance (“Beynon”) in August 2018 combined with organic growth and a $237,000 increase in contingency fees.

  The FWVB merger was the primary reason for the increase in volume-based service fee income and changes to various noninterest expenses year over year. In addition, although deposits increased $31.7 million in the current period, the FDIC assessment expense decreased $173,000 due to $308,000 of DIF credits.

  2018 financial results were impacted by pre-tax merger-related expenses of $854,000, lease termination costs of $287,000 related to the former FWVB corporate headquarters and former Washington Business Center (“WBC”), and leasehold improvements write-off of $74,000 for the WBC. The Bank moved into the Barron P. “Pat” McCune Jr. Corporate Center in the third quarter of 2018. In addition, 2018 financial results were positively impacted by proceeds of $421,000 from a bank-owned life insurance policy. Net income excluding these one-time items would have been approximately $7.6 million for the year ended December 31, 2018. Diluted earnings per share would have been $1.51 per share for the year ended December 31, 2018 without the impact of these items, an increase $0.11 per share.

“We are pleased to report on the wonderful year experienced by CB in 2019,” said Barron P. McCune, Jr., President and Chief Executive Officer. “The first full year of operations after the FWVB merger and the acquisition of Beynon has boosted our overall financial performance. The 8% increase in annual dividend and stock repurchase program provided further opportunity to increase shareholder value. There will always be competition, but while other organizations may be leveraged, we have the advantage of a strong base of low-cost deposits and available liquidity to lend across our expanded market area. A solid fourth quarter of loan growth combined with the resolution of a large problem credit that improved our already strong credit quality numbers creates momentum into the new year.”

About CB Financial Services, Inc

CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank headquartered in Washington, Pennsylvania. Community Bank operates twenty offices in Greene, Allegheny, Washington, Fayette, and Westmoreland Counties in southwestern Pennsylvania, seven offices in Brooke, Marshall, Ohio, Upshur and Wetzel Counties in West Virginia, and one office in Belmont County in Ohio. Community Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance brokerage services through Exchange Underwriters, Inc., its wholly owned subsidiary. Consolidated financial highlights of the Company are attached.

For more information about CB and Community Bank, visit our website at www.communitybank.tv.

Statements contained in this press release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates, our ability to control costs and expenses, and other factors that may be described in the Company’s periodic reports as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.

Contact:
Barron P. McCune, Jr.
President and Chief Executive Officer
Phone: (724) 225-2400
Fax: (724) 225-4903

SELECTED CONSOLIDATED FINANCIAL INFORMATION

	(Unaudited)
(Dollars in thousands, except share and per share data)	December 31,	September 30,	December 31,
Selected Financial Condition Data:	2019	2019	2018
Total Assets	$1,321,537	$1,327,856	$1,281,701
Cash and Cash Equivalents	80,217	88,413	53,353
Securities Available-for-Sale	197,385	217,545	225,409

Loans
Real Estate:
Residential	347,766	339,122	326,769
Commercial	351,360	314,177	307,064
Construction	35,605	58,324	48,824
Commercial and Industrial	85,586	92,134	91,463
Consumer	113,637	112,188	122,241
Other	18,542	16,253	16,511
Total Loans	952,496	932,198	912,872
Allowance for Loan Losses	9,867	9,750	9,558
Loans, Net	942,629	922,448	903,314

Premises and Equipment, Net	22,282	22,566	23,448
Goodwill and Core Deposit Intangible	37,420	37,905	39,359
Deposits	1,118,359	1,125,908	1,086,658
Borrowings	44,571	46,118	50,979
Stockholders' Equity	151,097	148,098	137,625

	(Unaudited)			(Unaudited)
	Three Months Ended			Year Ended Ended
	December 31,	September 30,	December 31,	December 31,
Selected Operations Data:	2019	2019	2018	2019	2018
Interest and Dividend Income	$12,968	$13,098	$12,465	$51,031	$43,626
Interest Expense	2,029	2,002	1,739	7,857	5,949
Net Interest Income	10,939	11,096	10,726	43,174	37,677
Provision for Loan Losses	175	175	400	725	2,525
Net Interest Income After Provision for Loan Losses	10,764	10,921	10,326	42,449	35,152
Noninterest Income:
Service Fees on Deposits	794	811	794	3,156	2,970
Insurance Commissions	1,305	985	1,032	4,524	3,763
Other Commissions	128	159	124	576	947
Net Gain on Sales of Loans	76	48	65	266	171
Net Gain (Loss) on Sales of Investment Securities	-	3	-	(50)	-
Fair Value of Marketable Equity Securities	86	(25)	(117)	190	(63)
Net Gain on Purchased Tax Credits	8	9	11	35	44
Net Gain (Loss) on Disposal of Fixed Assets	-	-	(63)	2	(137)
Income from Bank-Owned Life Insurance	142	142	139	550	509
Other Income (Loss)	(17)	67	55	186	135
Total noninterest income	2,522	2,199	2,040	9,435	8,339

Noninterest Expense:
Salaries and Employee Benefits	5,040	4,628	4,793	19,313	18,093
Occupancy	666	597	734	2,685	2,947
Equipment	680	636	782	2,685	2,698
FDIC Assessment	43	5	223	411	584
PA Shares Tax	256	226	197	999	790
Contracted Services	316	312	249	1,261	832
Legal and Professional Fees	230	117	196	688	652
Advertising	226	244	200	875	755
Bankcard Processing	201	225	182	853	630
Other Real Estate Owned (Income)	(22)	13	11	(103)	48
Amortization of Core Deposit Intangible	485	484	491	1,939	1,477
Merger-Related	-	-	-	-	854
Other	1,105	1,003	1,317	4,222	4,541
Total noninterest expense	9,226	8,490	9,375	35,828	34,901
Income Before Income Tax Expense (Benefit)	4,060	4,630	2,991	16,056	8,590
Income Tax Expense (Benefit)	(617)	884	561	1,729	1,538
Net Income	$4,677	$3,746	$2,430	$14,327	$7,052

Dividends Per Share	$0.24	$0.24	$0.23	$0.96	$0.89
Earnings Per Share - Basic	0.86	0.69	0.45	2.64	1.42
Earnings Per Share - Diluted	0.85	0.69	0.45	2.63	1.40

Weighted Average Shares Outstanding - Basic	5,438,664	5,433,289	5,417,623	5,434,649	4,981,814
Weighted Average Shares Outstanding - Diluted	5,471,454	5,458,723	5,453,145	5,448,761	5,031,130

	(Unaudited)			(Unaudited)
	Three Months Ended			Year Ended Ended
	December 31,	September 30,	December 31,	December 31,
Selected Financial Ratios(1):	2019	2019	2018	2019	2018
Return on Average Assets	1.39%	1.13%	0.75%	1.09%	0.61%
Return on Average Equity	12.40	10.10	7.15	9.89	5.91
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	134.93	132.73	133.48	134.08	133.39
Average Equity to Average Assets	11.19	11.16	10.56	11.05	10.35
Net Interest Rate Spread	3.34	3.52	3.48	3.42	3.40
Net Interest Margin	3.57	3.74	3.68	3.64	3.59
Net Charge-Offs to Average Loans	0.02	0.05	0.06	0.05	0.21
Efficiency Ratio	68.54	63.86	73.44	68.10	75.85

	(Unaudited)
	December 31,	September 30,	December 31,
	2019	2019	2018
Allowance For Loan Losses to Total Loans (2)	1.04%	1.05%	1.05%
Allowance For Loan Losses to Nonperforming Loans (2) (4)	183.33	124.92	151.40
Allowance For Loan Losses to Noncurrent Loans (2) (5)	315.95	164.86	264.91
Nonperforming Loans to Total Loans (4)	0.57	0.84	0.69
Noncurrent Loans to Total Loans (5)	0.33	0.63	0.40
Nonperforming Assets to Total Assets	0.43	0.60	0.56
Common Equity Tier 1 Capital (to Risk Weighted Assets) (3)	11.43	11.97	11.44
Tier 1 Capital (to Risk Weighted Assets) (3)	11.43	11.97	11.44
Total Capital (to Risk Weighted Assets) (3)	12.54	13.09	12.57
Tier 1 Leverage (to Adjusted Total Assets) (3)	7.85	8.09	7.82
Book Value Per Share	$27.65	$27.26	$25.33
Outstanding Shares	5,463,828	5,433,489	5,432,289

(1) Interim period ratios are calculated on an annualized basis.
(2) Loans acquired in connection with the mergers with FedFirst Financial Corporation and First West Virginia Bancorp were recorded at their estimated fair value at the acquisition date and did not include a carryover of the pre-merger allowance for loan losses.
(3) Capital ratios are for Community Bank only.
(4) Nonperforming loans consist of nonaccrual loans, accruing loans that are 90 days or more past due, and troubled debt restructured loans.
(5) Noncurrent loans consist of nonaccrual loans and accruing loans that are 90 days or more past due.

Note:
Certain items previously reported may have been reclassified to conform with the current reporting period’s format.

AVERAGE BALANCES AND YIELDS

The following tables present information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting average yields and costs. Average balances are derived from daily balances over the periods indicated. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense. Tax-equivalent yield adjustments have been made for tax exempt loan and securities income utilizing a marginal federal income tax rate of 21%. As such, amounts do not agree to income as reported in the consolidated financial statements. Average balances for loans are net of the allowance for loan losses, and include nonaccrual loans with a zero yield. The yields and costs for the periods indicated are derived by dividing annualized income or expense by the average balances of assets or liabilities, respectively, for the periods presented.

	(Dollars in thousands) (Unaudited)
	Three Months Ended December 31,			Three Months Ended September 30,			Three Months Ended December 31,
	2019			2019			2018
	Average Balance	Interest and Dividends	Yield / Cost (4)	Average Balance	Interest and Dividends	Yield / Cost (4)	Average Balance	Interest and Dividends	Yield / Cost (4)
Assets:
Interest-Earning Assets:
Loans, Net	$930,371	$11,116	4.74%	$920,029	$11,013	4.75%	$898,484	$10,704	4.73%
Investment Securities
Taxable	187,798	1,358	2.89	201,926	1,578	3.13	183,707	1,260	2.74
Exempt From Federal Tax	17,405	130	2.99	19,906	156	3.13	37,529	291	3.10
Other Interest-Earning Assets	85,336	415	1.93	41,863	405	3.84	45,783	299	2.59
Total Interest-Earning Assets	1,220,910	13,019	4.23	1,183,724	13,152	4.41	1,165,503	12,554	4.27
Noninterest-Earning Assets	115,382			135,172			111,907
Total Assets	$1,336,292			$1,318,896			$1,277,410

Liabilities and
Stockholders' equity:
Interest-Bearing Liabilities:
Interest-Bearing Demand Deposits	$232,044	310	0.53%	$226,887	303	0.53%	$207,666	224	0.43%
Savings	215,686	94	0.17	216,923	118	0.22	205,908	142	0.27
Money Market	186,411	262	0.56	178,485	241	0.54	191,051	281	0.58
Time Deposits	224,602	1,230	2.17	224,483	1,202	2.12	214,118	949	1.76
Total Interest-Bearing Deposits	858,743	1,896	0.88	846,778	1,864	0.87	818,743	1,596	0.77

Borrowings	46,099	133	1.14	45,066	138	1.21	54,395	143	1.04
Total Interest-Bearing Liabilities	904,842	2,029	0.89	891,844	2,002	0.89	873,138	1,739	0.79

Noninterest-Bearing Demand Deposits	270,889			269,931			260,486
Other Liabilities	10,968			9,949			8,907
Total Liabilities	1,186,699			1,171,724			1,142,531

Stockholders' Equity	149,593			147,172			134,879
Total Liabilities and
Stockholders' Equity	$1,336,292			$1,318,896			$1,277,410

Net Interest Income		$10,990			$11,150			$10,815

Net Interest Rate Spread (1)			3.34%			3.52%			3.48%
Net Interest-Earning Assets (2)	$316,068			$291,880			$292,365
Net Interest Margin (3)			3.57			3.74			3.68
Return on Average Assets			1.39			1.13			0.75
Return on Average Equity			12.40			10.10			7.15
Average Equity to Average Assets			11.19			11.16			10.56
Average Interest-Earning Assets to
Average Interest-Bearing Liabilities			134.93			132.73			133.48

(1) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3) Net interest margin represents annualized net interest income divided by average total interest-earning assets.
(4) Annualized.
	(Dollars in thousands) (Unaudited)
	Year Ended Ended December 31,
	2019			2018
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
Assets:
Interest-Earning Assets:
Loans, Net	$913,785	$43,302	4.74%	$844,106	$38,078	4.51%
Investment Securities
Taxable	198,579	5,735	2.89	153,912	4,007	2.60
Exempt From Federal Tax	23,342	733	3.14	39,140	1,189	3.04
Other Interest-Earning Assets	56,665	1,512	2.67	22,744	707	3.11
Total Interest-Earning Assets	1,192,371	51,282	4.30	1,059,902	43,981	4.15
Noninterest-Earning Assets	119,054			92,656
Total Assets	$1,311,425			$1,152,558

Liabilities and
Stockholders' equity:
Interest-Bearing Liabilities:
Interest-Bearing Demand Deposits	$222,148	1,182	0.53%	$174,653	635	0.36%
Savings	215,798	507	0.23	184,093	471	0.26
Money Market	181,985	1,040	0.57	167,247	822	0.49
Time Deposits	221,904	4,574	2.06	197,104	3,040	1.54
Total Interest-Bearing Deposits	841,835	7,303	0.87	723,097	4,968	0.69

Borrowings	47,437	554	1.17	71,479	981	1.37
Total Interest-Bearing Liabilities	889,272	7,857	0.88	794,576	5,949	0.75

Noninterest-Bearing Demand Deposits	267,311			232,872
Other Liabilities	9,939			5,810
Total Liabilities	1,166,522			1,033,258

Stockholders' Equity	144,903			119,300
Total Liabilities and
Stockholders' Equity	$1,311,425			$1,152,558

Net Interest Income		$43,425			$38,032

Net Interest Rate Spread (1)			3.42%			3.40%
Net Interest-Earning Assets (2)	$303,099			$265,326
Net Interest Margin (3)			3.64			3.59
Return on Average Assets			1.09			0.61
Return on Average Equity			9.89			5.91
Average Equity to Average Assets			11.05			10.35
Average Interest-Earning Assets to
Average Interest-Bearing Liabilities			134.08			133.39

(1) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average total interest-earning assets.